Exhibit 10.125

VCampus Corporation

Secured Short-Term Working Capital Note

February 13, 2007	Reston, Virginia
$ ,000

For value received, the undersigned, VCAMPUS CORPORATION, a Delaware corporation (the “Company”), with an address of 1850 Centennial Park Drive, Suite 200, Reston, Virginia, 20191, hereby unconditionally promises to pay to the order of [Name of Lender]or its permitted assigns (the “Holder”), at such place as the legal holder of this Note may from time to time designate in writing, in lawful currency of the United States of America, the principal balance of               Dollars ($        ,000), in immediately available funds, together with simple interest at the rate provided below from the date hereof.  The unpaid principal balance of this Note and all interest accruing thereon shall be payable as follows:

1.             Interest.  Interest shall accrue on the unpaid principal balance of this Note at a fixed rate equal to ten percent (10%) per annum over a 365-day year.

2.             Repayment.  Unless sooner repaid as provided herein, all interest accruing on the unpaid principal balance of this Note, together with the entire unpaid principal balance of this Note, shall be due and payable on the earlier of:  (a) within three (3) days of the date the Company receives its next annual payment of at least $500,000 in cash proceeds under that certain subcontract between the Company and Amer Technology, Inc., which serves as the prime contractor under its contract with the U.S. Department of Veterans’ Affairs (the “VA Contract”); or (b) the date the Holder demands repayment on this Note at any time on or after June 30, 2007 (the “Maturity Date”).  Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to accrued and unpaid interest, and then to principal.  All unpaid principal and interest on this Note may be prepaid in whole or in part at any time without premium or penalty.

3.             Collateral.  This Note is secured by an interest in the Company’s right to receive payment under the VA Contract, such that the Company shall repay the balance due hereunder within three (3) days of the date it receives such payment.  The Company’s obligation to repay the loan evidenced by this note is absolute and unconditional, regardless of whether or not the VA Contract gets funded.  As back-up security for the loan, the Company agrees that if the loan is not repaid by the Maturity Date, for any reason, from the proceeds under the VA Contract, the Company shall undertake best efforts to either:  (a) provide substitute collateral to Holder of equivalent value; or (b) liquidate or make available such assets or other collateral as may be available and necessary to repay the loan.  The Company’s obligations hereunder are subject to the rights of the Company’s senior secured creditors and applicable law.

4.             Events of Default.  Each of the following shall constitute an Event of Default under this Note:

(a)  the failure of the Company to make any payment when due on this Note;

(b)  the failure of the Company, in any material respect, to comply with or to perform when due any other term, obligation, covenant or condition contained in this Note.  If any failure, other than a failure to pay money, is curable, it may be cured (and no Event of Default will have occurred) if the Company after receiving written notice from the Holder demanding cure of such failure:  (i) cures the failure within thirty (30) days; or (ii) if the cure requires more than thirty (30) days, immediately initiates steps sufficient to cure the failure and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical;

(c)  the dissolution or termination of the Company’s existence, the Company’s insolvency, appointment of a receiver for any part of the Company’s property, any assignment by the Company for the benefit of creditors, any type of creditor workout with respect to the Company, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company (which is not withdrawn or dismissed within 60 days); or

(d)  the Company’s failure to remit an invoice to Amer Technology, Inc. for payment under the VA Contract by March 31, 2007.

In the event this Note is not repaid in full by June 30, 2007, then the Company shall thereafter be obligated to issue to the Holder (in addition to the balance under the Note) the following consideration as liquidated damages for such nonpayment:

(i)  two shares of the Company’s common stock for every one dollar of principal that remains unpaid as of June 30, 2007 (provided, however, that the maximum aggregate market value of shares, based on the 5-day average closing sale price prior to the issuance date, that the Company shall be required to pay shall be $[180,000]), such shares to be issued immediately following such date; and

(ii) an additional one share for every five dollars of unpaid principal for every month that such principal remains unpaid thereafter (or pro rata portion thereof for any partial months) (subject to maximum share value cap of $[18,000] per month, based on the same 5-day average formula described above), such shares to be issued promptly following the end of each month.

In addition, if this Note is not repaid in full by June 30, 2007, the Company agrees, upon the request of the Holder, to undertake all commercially reasonable efforts to secure such approvals from stockholders and/or other creditors or investors as may be necessary to permit the conversion of the note into shares of common stock based on the 5-day average of the closing sale price of the common stock prior to the date of the Event of Default. The availability of shares for issuance hereunder is subject to approval by the Company’s stockholders at the upcoming annual meeting of an amendment to increase the number of authorized shares.  The Company agrees to solicit shareholder approval of the amendment at its annual meeting scheduled for May 25, 2007.

5.             Attorney’s Fees.  If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.

6.             Notices.  Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt by the other party.

7.             Acceleration.  The Holder may declare the entire balance under this Note to be immediately due and payable upon an Event of Default.

8.             No Dilution or Impairment.  The Company will not, by amendment of its charter documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note.

9.             Usury.  This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum contract rate which is permitted by law.  If, by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of the maximum contract rate which is permitted by law, the rate of interest under this Note shall be immediately reduced to the maximum contract rate which is permitted by law and all interest payable hereunder shall be computed at the maximum contract rate permitted by law, and the portion of all prior interest payments in excess of the maximum contract rate permitted by law shall be applied to and shall be deemed to have been payments made for the reduction of the outstanding principal balance of this Note.

10.           Waiver of Notice of Presentment.  All parties to this Note, whether principal, surety, guarantor or endorser, hereby (i) waive presentment, demand for performance and notice of protest, notice of dishonor and notice of acceleration of maturity, (ii) waive any rights which they may have to require Holder to proceed against any other person or property, (iii) agree that without notice to any party and without affecting any party’s liability, Holder, at any time or times, may grant extensions of the time for payment or other modification of this Note, and may add or release any party primarily or secondarily liable, and (iv) agree that Holder may apply all monies made available to it in connection with the payment of this Note either to this Note or to any other obligation of any of the parties to Holder, as Holder may elect from time to time.

11.           No Waiver.  The failure of Holder to exercise any right or remedy provided hereunder or available at law shall not be a waiver or release of such rights or remedies or the right to exercise any right or remedy at another time.

12.           Governing Law.  This Note shall be construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflicts of laws provisions thereof.

13.           Origination Fee.  As an inducement for the Holder to make the loan evidenced by this Note, the Company agrees to pay Holder’s designee Faraway Partners, no later than June 30, 2007, an origination fee of [5% of amount of loan] in cash.

14.           Co-Investment by Other Investors.  The Company represents and warrants that simultaneous with the investment evidenced by this Note, Nat Kannan, the Company’s Chief Executive Officer, and [Name of co-lender] have loaned $50,000 and $      ,000, respectively, to the Company on substantially the same terms as the loan evidenced by this Note (and will be entitled to receive pro rata origination fees of [5% of the amount invested], respectively, in consideration therefor).

15.           Registration Rights.  The Company agrees to include any shares of its common stock that become issuable to Lender under this Note in a future registration statement on a piggyback basis.

ISSUED as of the date first above written.

VCampus Corporation

By:
Name:
Title:

[Signature page to Secured Short-Term Working Capital Note]